AMENDMENT NO. 1 TO
                      TRANSFER AGENCY AND SERVICE AGREEMENT
                                     BETWEEN
                               ARTISAN FUNDS, INC.
                                       AND
                       STATE STREET BANK AND TRUST COMPANY



This Amendment (the "Amendment") is made as of October 1, 2003, and amends that certain Transfer Agency and Service Agreement between Artisan Funds, Inc., a Wisconsin corporation (the "Fund"), and State Street Bank and Trust Company, a Massachusetts trust company (the "Bank") dated as of May 1, 2001 (the "Agreement").

      In accordance with Section 3 (Fees and Expenses) and Section 15.1 (Amendment), the parties desire to amend the Agreement as set forth herein.

      1. Fee Schedule. The fees payable to the Bank under the Agreement shall be at the rates shown on the Fee Schedule attached to this Amendment and effective from October 1, 2003 through December 31, 2004.

      2. All defined terms and definitions in the Agreement shall be the same in this amendment ("Amendment No. 1") except as specifically revised by this Amendment No. 1; and

      3. Except as specifically set forth in this Amendment No. 1, all other terms and conditions of the Agreement shall remain in full force and effect.


ARTISAN FUNDS, INC.                   STATE STREET BANK AND
                                      TRUST  COMPANY


By: /s/ Janet D. Olsen                By: /s/ Joseph L. Hooley
    ------------------                    --------------------
                                          Joseph L. Hooley
                                          Executive Vice President